Exhibit 4.3.1

CERTAIN CONFIDENTIAL PORTIONS HAVE BEEN REDACTED FROM THIS EXHIBIT BECAUSE THEY ARE BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. INFORMATION THAT HAS BEEN OMITTED HAS BEEN IDENTIFIED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

Dated	18 October 2022

Contract number (FI No): 89427 Contract number (FI No): 89987 Serapis No: 2018-0245
European Investment Bank (the Bank)
- and -
Nanobiotix (the Company)
Amendment Agreement relating to a Royalty agreement dated 26 July 2018

1M0186.000509 PARLIB01/SALEMALE/4153-5782-9692

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Exhibit 4.3.1

Contents
Clause    Page

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Exhibit 4.3.1

This Amendment Agreement is entered into
Between:
(1)The European Investment Bank having its seat at 100 boulevard Konrad Adenauer, L-2950 Luxembourg (the "Bank").
(2)Nanobiotix, a company incorporated under the laws of France whose registered office is at 60 rue de Wattignies, 75012 Paris and registered under the commercial register of Paris under number 447 521 600 (the "Company").
Whereas:
(A)The Company has stated that it is undertaking a research and development project relating to activities required to bring NBTXR3 (a nanoparticle radio-enhancer product) to the market (the "Investment"). The total cost of the Investment, as estimated by the Bank, is EUR 94,700,000.
(B)The Bank, considering that the financing of the Investment falls within the scope of its functions and that it is in a position to take some risks on this project, agreed to provide the Company with a credit in an amount of EUR 40,000,000 under a Finance Contract dated 26 July 2018, as amended from time to time (the "Finance Contract") to finance the Investment.
(C)In consideration of this interest, the Company intends to account to the Bank for royalties on the income generated from the exploitation of the projects of the Company, including the Investment, which is the subject matter of a royalty agreement dated 26 July 2018 (the "Royalty Agreement").
(D)The Parties have agreed to amend the Royalty Agreement in accordance with the terms and conditions set out in this amendment agreement (the "Amendment Agreement").
It is agreed as follows:

1.Definitions and Interpretation
Unless otherwise defined, capitalised terms used in this Amendment Agreement have the same meaning attributed to them in the Royalty Agreement. References to Articles in this Amendment Agreement are references to Articles in the Royalty Agreement.
2.Amendment to the Royalty Agreement
Each of the Parties hereby agrees that, as from the date of signature of this Amendment Agreement, the Royalty Agreement shall be amended so as to exclusively be read as set out in Schedule 1 (the "Amended Royalty Agreement").
3.Absence of novation
In no event shall this Amendment Agreement be construed as or entail a novation (as provided for under article 1329 of the French Code civil) of the provisions of the Royalty Agreement.

All provisions of the Royalty Agreement (including any schedules thereto) which are not amended by this Amendment Agreement in the form set out in the Amended Royalty Agreement shall remain in full force and effect.

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The Amended Royalty Agreement forms an integral part of this Amendment Agreement, and accordingly, the provisions of the Amended Royalty Agreement and this Amendment Agreement constitute an indivisible and a single agreement.

4.Costs and expenses
The Company shall bear all charges and expenses, including professional, banking or exchange charges incurred in connection with the preparation, execution, implementation, enforcement and termination of this Amendment Agreement and the Amended Royalty Agreement or any related document, any amendment, supplement or waiver in respect of this Amendment Agreement and the Amended Royalty Agreement.
5.Partial Invalidity
If at any time any term of this Amendment Agreement is or becomes illegal, invalid or unenforceable in any respect, or this Amendment Agreement is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:
(a)the legality, validity or enforceability in that jurisdiction of any other term of this Amendment Agreement or the effectiveness in any other respect of this Amendment Agreement in that jurisdiction; or
(b)the legality, validity or enforceability in other jurisdictions of that or any other term of this Amendment Agreement or the effectiveness of this Amendment Agreement under the laws of such other jurisdictions.
6.No hardship
Each Party hereby acknowledges that the provisions of article 1195 of the French Code Civil shall not apply to it with respect to its obligations under this Amendment Agreement nor under any other Finance Document entered into on or after the date hereof and that it shall not be entitled to make any claim under article 1195 of the French Code Civil.
7.Designation
The Amendment Agreement is a Finance Document.
8.Governing law and jurisdiction
1.1Governing law
This Amendment Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by French law.
1.2Jurisdiction
Any disputes relating to this Amendment Agreement shall be subject to the jurisdiction of the competent French tribunals in Paris.

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Execution Page
In three (3) originals
On 18 October 2022,
The Bank

/s/ Maria-Teresa Massaad	/s/ Angelos Kouvaras
European Investment Bank By: Maria-Teresa Massaad Title: Head of Division	European Investment Bank By: Angelos Kouvaras Title: Transaction Monitoring Officer

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The Company

/s/ Laurent Levy
Nanobiotix By: Laurent Levy Title: Chairman of the Executive Board

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Schedule 1
Amended Royalty Agreement

See next page

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Contract number (FI No): 89427 Contract number (FI No): 89987 Serapis No: 2018-0245
European Investment Bank (the Bank)
- and -
Nanobiotix (the Company)

Royalty Agreement dated 26 July 2018 as amended pursuant to an amendment agreement dated 18 October 2022

Matter ref 1M0186.000509 1076678/4158-2047-9803
Hogan Lovells (Paris) LLP 17 avenue Matignon, 75008 Paris

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Contents

Clause    Page

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This Royalty Agreement is entered into
Between:
(3)The European Investment Bank having its seat at 100 boulevard Konrad Adenauer, L-2950 Luxembourg (the "Bank").
(4)Nanobiotix, a company incorporated under the laws of France whose registered office is at 60 rue de Wattignies, 75012 Paris and registered under the commercial register of Paris under number 447 521 600 (the "Company").
Recitals
(E)The Company has stated that it is undertaking a research and development project relating to activities required to bring NBTXR3 (a nanoparticle radio-enhancer product) to the market (the "Investment"). The total cost of the Investment, as estimated by the Bank, is EUR 94,700,000.
(F)The Bank, considering that the financing of the Investment falls within the scope of its functions and that it is in a position to take some risks on this project, agreed to provide the Company with a credit in an amount of EUR 40,000,000 under a Finance Contract dated 26 July 2018, as amended from time to time (the "Finance Contract") to finance the Investment.
(G)In consideration of this interest, the Company intends to account to the Bank for royalties on the income generated from the exploitation of the projects of the Company, including the Investment, which is the subject matter of this agreement (the "Existing Agreement").
(H)The Company and the Bank have agreed to amend the Existing Agreement pursuant to an amendment agreement dated 18 October 2022 (the "Amendment Agreement" and, the Existing Agreement as amended pursuant to the Amendment Agreement is hereafter referred to as the "Agreement").
It is agreed as follows:
9.Definition and Interpretation
1.1The following definitions and rules of interpretation in this clause apply in this Agreement.
"Advance Payment of the Milestone Payment" has the meaning ascribed to this term in Article 3.3(a).
"Affiliate" means, with respect to a Partner, any person or company that, directly or indirectly, controls, is controlled by or is under common control with such Partner. For purposes of this definition, “control” and the terms “controlled by” and “under common control with” means:
(a)the ownership, directly or indirectly, of more than fifty percent (50%) of the share capital and/or voting rights of such company;
(b)the power to appoint and revoke, directly or indirectly, the whole or the majority of the members of the board or other director(s) of such company; or
(c)the power to give instructions relating to, or to significantly influence, the operational and financial policies of such company that the members of the board or other director(s) of such company are required to comply with.

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"Business Day" means a day (other than a Saturday or Sunday) on which the Bank and commercial banks are open for general business in Paris and in Luxembourg.
"Commercialization" means the first Financial Year in which the Group first achieves Net Sales in excess of EUR 5,000,000.
"Compliance Certificate" means a compliance certificate substantially set out as in Schedule 1.
"Deal" means the execution, after 30 June 2022, of a Pharma Partnership Agreement.
"Disruption Event" means either or both of:
(a)a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with this Agreement; or
(b)the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of either the Bank or the Company, preventing that party:
(i)from performing its payment obligations under this Agreement; or
1.from communicating with other parties in accordance with the terms of this Agreement, and which disruption (in either such case as per (a) or (b) above) is not caused by, and is beyond the control of, the party whose operations are disrupted.
"Final Milestone Payment" has the meaning ascribed to this terms in Article 3.2(a).
"Financial Year" means the calendar year (1 of January-31 of December).
"First Payment Date" means the Payment Date falling during the first Financial Year starting after Commercialization.
"First Tranche" means the first tranche made or to be made available to the Company by the Bank pursuant to the Finance Contract.
"Group" means the Group Companies, taken together as a whole.
"Group Company" means the Company and its Subsidiaries.
"Intellectual Property Rights" means intellectual property of every designation relating to NBTXR3 including therapeutic area, including immunology-oncology (including, without limitation, patents, utility patents, copyrights, design rights, trademarks, service marks and know how) whether capable of registration or not.
"Independent Expert" means an internationally recognised independent expert to be appointed in accordance with Article 2.2.
"Long Stop Date" means the date falling on 30 June 2029, irrespective of the Commercialization date.
"Maturity Date" means:

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(a)for the First Tranche, the sole Repayment Date of that Tranche being the earliest among:
(i)the Third Payment Date; or
(ii)the Long Stop Date; and
(b)for the Second Tranche, the last Repayment Date of that Tranche, being the earliest among:
(i)the Second Payment Date; or
(ii)the Long Stop Date.
"Nanobiotix or Milestone Upfront Amount" means any upfront amount to be received in aggregate by a Group Company in connection with one or more Deal(s) with a Partner. For the sake of clarity, upfront amount is understood as the initial consideration for entering into a Deal and a milestone amount is understood as the consideration for achieving development or regulatory milestone event by the Company.
"Net Sales" means the total amount (i) invoiced by a Group Company or a future Partner in connection with the market sale of, or (ii) otherwise relating directly or indirectly to, (a) NBTXR3 or products or services derived from NBTXR3 – or (b) any other Intellectual Property Rights and owned or used by the Group – across all indications and in all countries, subject to all customary discounts, deductions and subtractions, provided that, with respect to sales which are not an Arms-Length Sale, this definition shall mean the total amount that would have been due in an Arms-Length Sale. In case of a future Partner commercializing NBTXR3, Parties agree that Nanobiotix Upfront or Milestone Amount are excluded from "Net Sales".
"Partner" means the counterparty to the Company or another Group Company in a Pharma Partnership Agreement.
"Payment Date" means each 30 June and, in case this date fall a day that is not a Business Day, the following Business Day.
"Pharma Partnership Agreement" means an agreement through which the Company or another Group Company enters into an arrangement with other parties with the common aim of developing – including co-development – and/or commercialising – including co-commercialisation – (monetising) NBTXR3 or any other Intellectual Property Rights currently owned by the Group, including without limitation any agreement under which a Partner is granted a license in respect of NBTXR3 or any other Intellectual Property Rights currently owned by the Group.
"Prepayment Date" means the date on which a prepayment has occurred pursuant to article 5 of the Finance Contract.
"Prepayment Notice" means a written notice to be sent to the Company in the event a Prepayment Event has occurred.
"Royalty Calculation Period” means the period of six (6) financial years starting on the Financial Year starting upon Commercialization.
"Royalty Fee Prepayment Amount" has the meaning given to this term in Article 2.2(b).
“Royalty Prepayment Event” means either:
(a)that the Company has served a notice to prepay a Tranche in accordance with article 5.2.1 of the Finance Contract; or

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(b)that a Prepayment Event has occurred and the Bank has demanded prepayment of the Loan in accordance with article 5.3 of the Finance Contract;
2.a Change-of-Control Event has occurred after the Final Maturity Date but prior to the Termination Date; or
(c)an event of default has occurred pursuant to article 9.1 of the Finance Contract and the Bank has requested the immediate repayment of all sums due under the Finance Contract.
"Second Payment Date" means the Payment Date falling during the second Financial Year starting after Commercialization.
"Second Tranche" means the second tranche to be made available to the Company by the Bank pursuant to the terms of the Finance Contract.
"Subsidiary" means an entity of which the Company has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership and "control" for this purpose means the power to direct the management and the policies of the entity, whether through the ownership of voting capital, by contract or otherwise.
"Termination Date" means the 30th of June following the end of the Royalty Calculation Period, or the following Business Day in case such day is not a Business Day.
"Third Payment Date" means the Payment Date falling during the third Financial Year starting after Commercialization.
"Total Milestone Payment" has the meaning ascribed to this term in Article 3.1(a).
1.2In this Agreement:
(a)References to Articles, Recitals, Schedules and Paragraphs are, save if explicitly stipulated otherwise, references respectively to articles of, and recitals, schedules and paragraphs of schedules to, this Agreement. All Recitals and Schedules form part of this Agreement.
3.References to a provision of law are references to that provision as amended or re-enacted.
(b)References to any other agreement or instrument are references to that other agreement or instrument as amended, novated, supplemented, extended or restated.
4.Reference to "Arms-Length Sale" means a good faith transaction for the sale of NBTXR3 made in the ordinary course of trade, according to the then current market conditions for such sale or, in the absence of such current market conditions, according to the market conditions for the sale of products similar to NBTXR3.
5.Royalties
1.1Payment
(a)The Company shall pay to the Bank in respect of each financial year during the Royalty Calculation Period, a royalty fee equal to an amount determined, on the basis of the audited consolidated financial statements of the Group for the relevant financial year (the "Royalty Fee") as follows:

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(i)[***] of the Group’s annual turnover applying on the portion of turnover of less than [***];
6.[***] of the Group’s annual Net Sales applying on the portion of Net Sales between [***] and [***]; and
(ii)[***] of the Group’s annual Net Sales applying on the portion of Net Sales exceeding [***].
(b)The Royalty Fee shall be paid on each Payment Date until the Termination Date.
7.For the first royalty payment, and to the extent that the Royalty Fee received by the Company from a Partner, is less than what it owes to the Bank based on the Agreement on an annual basis, the Company shall pay to the Bank the proceeds it has received. The shortage will be rolled over, free of interest, and will be payable on the second royalty payment.
1.2Prepayment under the Finance Contract
(a)In the event there is a Royalty Prepayment Event, the Bank may exercise its right to request the prepayment of the Royalty Fees by serving a Prepayment Notice to the Company.
8.Such Prepayment Notice shall include the amount to be prepaid by the Company in relation to the Royalty Fees, as the higher of:
(i)the present value as of the Prepayment Date of all future Royalty Fees which is expected by the Bank to fall due under this Contract where the said present value shall be calculated at a discount rate determined by an Independent Expert; and
9.the amount, as determined by the Bank, required in order for the Bank to realise an internal rate of return on the Loan of 20%; and
(ii)an amount equal to EUR 35,000,000,
(the "Royalty Fee Prepayment Amount").
(b)The Royalty Fee Prepayment Amount shall be determined as required in accordance with paragraph (b)(i) above by an Independent Expert to be appointed by the Company and the Bank. The Company, the Bank and the Independent Expert will execute together the terms of engagement of such Independent Expert.
10.The parties agree to cooperate with each other in relation to the appointment of the Independent Expert and agree not to withhold or delay unreasonably their consent to such appointment.
(c)The Independent Expert shall decide on the procedure and timetable to be followed in the determination of the Royalty Fee Prepayment Amount and shall require the parties to provide each other with or with access to the relevant information and documents.
11.When providing its determination, the Independent Expert shall not be obliged to give reasons for its determination and its determination (including any calculation, statement or other information) shall, save in the case of fraud or manifest error, be final and binding on the Company and the Bank. The Independent Expert shall deliver its determination and any calculation, statement or other information required to be provided by it by this Agreement to the parties in English in writing

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on or before the date falling thirty (30) Business Days after the date of its appointment.
(d)The costs and expenses of the Independent Expert shall be borne by the Company.
12.If the Independent Expert is unable for whatever reason to act, or does not deliver the decision within the time required, the Company and the Bank shall ensure that a replacement expert is appointed in accordance with the terms of this Article 2.2.
1.3Information
(a)The Company shall supply to the Bank, as soon as they become available but in any event within 90 days after the end of each of its financial years its audited consolidated (if any) and unconsolidated annual report, balance sheet, profit and loss account and auditors report for that financial year together with a Compliance Certificate signed by the legal representative of the Company.
13.Not more than once in any year subject to reasonable notice, the Bank may appoint an accountant to inspect the relevant parts of the Company's books and records in order to verify the accounts. Any audit shall be at the usual place of business of the Company during normal business hours and shall be at the sole expense of the Company. The Bank may not inspect the books or records in respect of royalty accounts rendered more than three (3) years previously.
14.Milestone Payment
1.1General
(a)In addition to the Royalty Fees, the Company shall pay to the Bank a milestone payment totalling EUR 20,000,000 (the "Total Milestone Payment").
15.The Total Milestone Payment has two (2) components:
(i)a Final Milestone Payment; and
16.an Advance Payment of the Milestone Payment (if applicable pursuant to Article 3.3 below).
(b)Subject to Article 4 below, the Total Milestone Payment shall bear no interest, whatever the effective date of its payment by the Company or the Group, and shall not exceed, at any times and under any circumstances, the total amount of EUR 20,000,000.
1.2Final Milestone Payment
(a)The Company shall pay to the Bank a final milestone payment up to an amount equal to the Total Milestone Payment minus (i) the Advance Payment of the Milestone Payment (if any pursuant to Article 3.3 below) or (ii) the Reduced Advance Payment, as applicable (the "Final Milestone Payment"). The Company shall in any case pay to the Bank an amount equal to Total Milestone Payment.
17.The Final Milestone Payment is due and payable in two equal instalments:
(i)The first instalment of the Final Milestone Payment will be payable at the earliest among:
(1)the First Payment Date; or

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18.the Long Stop Date; or
(2)the occurrence of an Event of Default; or
19.the occurrence of a Prepayment Event, other than the Prepayment Event referred to in clause 5.3.6 (PIK Interest) of the Finance Contract.
(ii)The second instalment of the Final Milestone Payment will be payable at the earliest among:
(1)the Second Payment Date; or
20.the Long Stop Date; or
(2)the occurrence of an Event of Default; or
21.the occurrence of a Prepayment Event, other than the Prepayment Event referred to in clause 5.3.6 (PIK Interest) of the Finance Contract.
1.3Advance Payment of the Milestone Payment
(a)The Company shall pay to the Bank advance milestones payments within 30 days from the receipt by the Company of a Nanobiotix Upfront or Milestone Amount (the "Advance Payment of the Milestone Payment"), until forty five (45) days before the First Payment Date. Notwithstanding the foregoing, the payment date of the Advance Payment of the Milestone Payment for Deal(s) signed before January 2023 will be 31 January 2023.
22.The amount of the Advance Payment of the Milestone Payment, will be subject to the Nanobiotix Upfront or Milestone Amount the Company will receive from the Deal(s) in aggregate from one of more Partners and shall be calculated as follows:
(i)in case the Nanobiotix Upfront or Milestone Amount is in excess of [***], the Advance Payment of the Milestone Payment will be equal to an amount equivalent to 10% of the Nanobiotix Upfront or Milestone Amount; and
23.in case less than [***] Nanobiotix Upfront or Milestone Amount is received, the Advance Payment of the Milestone Payment will be calculated as follows:
(1)up to [***], [***] of the Nanobiotix Upfront or Milestone Amount;
24.between [***] and [***] (inclusive), [***] of the Nanobiotix Upfront or Milestone Amount;
(2)between [***] and [***] (inclusive), [***] of the Nanobiotix Upfront or Milestone Amount;
25.between [***] and [***] (inclusive), [***] of the Nanobiotix Upfront or Milestone Amount; and
(3)between [***] and [***] (inclusive), [***] of the Nanobiotix Upfront or Milestone Amount.
In the event of several Deals executed by and between one or more Group Company(ies) and a Partner or its Affiliate until forty five (45) days before the First

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Payment Date, it is clarified that the amount of each Deal sums up to the value of previous Deals and the percentage is recalculated each time on an aggregate basis. For instance, if one or more Group Company(ies) sign three (3) different Deals of EUR 20,000,000, with a Partner or its Affiliate, the Company should pay to the Bank the applicable percentage on the aggregate of EUR 60,000,000 and not on each of EUR 20,000,000.
(b)If a Deal is signed on or before the 16 August 2023, the Advance Payment of the Milestone Payment, if any, to be paid to the Bank, will be reduced by an amount equal to the relevant PIK Interest Prepayment Amount due and payable on 12 October 2023 in accordance with article 5.3.6 of the Finance Contract (the "Reduced Advance Payment"). It is clarified that (i) the Reduced Advance Payment is floored to zero and cannot be a negative number, (ii) the money received by the Bank in connection to an Advance Payment of the Milestone Payment which is reduced according to this paragraph will firstly be allocated to the Reduced Advance Payment until fully matched and subsequently to the Advance Payment of the Milestone Payment, within the limit of the Total Milestone Payment and (iii) the Total Milestone Payment shall always be equal to EUR 20,000,000.
1.4Information
(a)The Company shall inform the Bank:
(i)when it enters into a Deal;
26.when it receives a Nanobiotix Upfront or Milestone Amount; and
(ii)when it reach Commercialization,
in each case, within (3) Business Days after the occurrence of the relevant event. In the event the Company shall comply within this (3) Business Days with a prior disclosure to the stock market in order to comply with applicable securities law, this prior disclosure shall not be understood as a breach of this Article.
(b)The Company shall specify in its notice to be sent to the Bank in accordance with paragraph (a)(ii) above:
(i)the Nanobiotix Upfront or Milestone Amount received by the Company;
27.the amount it will pay to the Bank in accordance with this Agreement; and
(ii)the day on which the actual payment will be made to the Bank.
(c)The Company shall supply to the Bank, upon request, all other information and evidence supporting the Nanobiotix Upfront or Milestone Amount received by the Company.
28.Interest on overdue sums
1.1If the Company fails to pay any amount payable by it under this Agreement on its due date, interest shall accrue on any such overdue amount from the due date to the date of actual payment at an annual rate equal to 2% (200 basis points) and shall be payable in accordance with the demand of the Bank.
1.2Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount only if, within the meaning of article 1343-2 of the French Code civil, such

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interest is due for a period of at least one year, but will remain immediately due and payable.
29.Payments
1.1Day count convention
Any amount due under this Agreement and calculated in respect of a fraction of a year shall be determined based on a year of 360 (three hundred and sixty) days and a month of 30 (thirty) days.
1.2Time and place of payment
(a)If neither this Agreement nor the Bank's demand specifies a due date, all sums other than sums of interest, indemnity and royalty are payable within fifteen (15) days of the Company's receipt of the Bank's demand.
30.Each sum payable by the Company under this Agreement shall be paid to the following account:
[***]
[***]
[***]
[***]
[***]
        or such other account notified by the Bank to the Company.
(b)The Company shall provide the Serapis Number and the FI numbers listed at the front of this Agreement as a reference for each payment made under this Agreement.
31.Any disbursements by and payments to the Bank under this Agreement shall be made using account(s) acceptable to the Bank. Any account in the name of the Company held with a duly authorised financial institution in the jurisdiction where the Company is incorporated or where the Investment is undertaken is deemed acceptable to the Bank.
1.3No set-off by the Company
All payments to be made by the Company under this Agreement shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
1.4Disruption to Payment Systems
If either the Bank determines (in its discretion) that a Disruption Event has occurred or the Bank is notified by the Company that a Disruption Event has occurred:
(a)the Bank may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of this Agreement as the Bank may deem necessary in the circumstances;
32.the Bank shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes; and

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(b)the Bank shall not be liable for any damages, costs or losses whatsoever arising as a result of a Disruption Event or for taking or not taking any action pursuant to or in connection with this Article 5.4.
1.5Application of sums received
Sums received from the Company shall only discharge its payment obligations if and when received in accordance with the terms of this Agreement.
33.Charges and expenses
1.1Taxes, duties and fees
The Company shall pay all Taxes, duties, fees and other impositions of whatsoever nature, including stamp duty and registration fees, arising out of the execution or implementation of this Agreement.
The Company shall pay all amounts, indemnities and other due under this Agreement gross without any withholding or deduction of any national or local impositions whatsoever, provided that if the Company is required by law or an agreement with a governmental authority or otherwise to make any such withholding or deduction, it will gross up the payment to the Bank so that after withholding or deduction, the net amount received by the Bank is equivalent to the sum due.
1.2Other charges
The Company shall bear all charges and expenses, including professional, banking or exchange charges incurred in connection with the preparation, execution, implementation, enforcement and termination of this Agreement or any related document, any amendment, supplement or waiver in respect of this Agreement.
34.Further Assurance
The Company undertakes to acknowledge, execute and deliver at the Company's expense all such further instruments or documents and to perform all such further acts as the Bank may reasonably deem necessary to give effect to the terms and provisions of this Agreement.
35.Termination
This Agreement shall be in full force until the Termination Date unless the EIB terminates this Agreement prior to the Termination Date by sending a written notice to the client specifying an alternative termination date.
36.Notices
1.1Notices to each party
Notices and other communications given under this Agreement addressed to either party to this Agreement shall be made to the address or e-mail address as set out below:
For the Bank    European Investment Bank
Attention: OPS/ENPST/3-GC&IF
100 boulevard Konrad Adenauer
L-2950 Luxembourg
Email address: OPS-ENPST3-Secretariat@EIB.org

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For the Company    Nanobiotix
Attention: Financial Department
60 rue de Wattignies
75012 Paris
Email address: comptabilité@nanobiotix.com

The Bank and the Company shall notify each other in writing upon changing any of their respective communication details.
1.2Form of notice
(a)Any notice or other communication given under this Agreement must be in writing.
37.Notices and other communications, for which fixed periods are laid down in this Agreement or which themselves fix periods binding on the addressee, may be made by hand delivery, registered letter or e-mail. Such notices and communications shall be deemed to have been received by the other party on the date of delivery in relation to a hand-delivered or registered letter, on the date when the e-mail is sent in relation to an e-mail message sent by the Bank or when confirmed by return e-mail by an authorised officer of the Bank to have been received in readable form, in the case of an email sent to the Bank.
(b)Other notices and communications may be made by hand delivery, registered letter or e-mail.
38.Without affecting the validity of any notice delivered by e-mail according to the paragraphs above, a copy of each notice delivered by e-mail as applicable shall also be sent by letter to the relevant party on the next following Business Day at the latest.
(c)Notices issued by the Company pursuant to any provision of this Agreement shall, where required by the Bank, be delivered to the Bank together with satisfactory evidence of the authority of the person or persons authorised to sign such notice on behalf of the Company and the authenticated specimen signature of such person or persons.
39.Any notice provided by the Company to the Bank by e-mail shall mention the Agreement Number in the subject line and shall be in the form of a non-editable electronic image (pdf, tif or other common non-editable file format agreed between the parties) of the notice signed by one or more authorised signatories of the Company as appropriate, attached to the e-mail.
(d)The Bank and the Company agree that communications sent in accordance with this Article shall constitute admissible evidence in Court.
40.English language
(a)Any notice or communication given under or in connection with this Agreement must be in English.
41.All other documents provided under or in connection with this Agreement must be:
(i)in English; or

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42.if not in English, and if so required by the Bank, accompanied by a certified English translation and, in this case, the English translation will prevail.
43.No hardship
Each Party hereby acknowledges that the provisions of article 1195 of the French Code civil shall not apply to it with respect to its obligations under this Agreement and that it shall not be entitled to make any claim under article 1195 of the French Code civil.
44.Obligations' survival
The Company’s obligations under this Agreement shall survive in the event all monies have been repaid under the Finance Contract.
45.Governing Law and Jurisdiction, Miscellaneous
1.1Governing law
This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of France.
1.2Jurisdiction
Any disputes relating to this Agreement shall be subject to the jurisdiction of the competent French tribunals in Paris.
1.3Place of performance
Unless otherwise specifically agreed by the Bank in writing, the place of performance under this Agreement shall be the seat of the Bank.
1.4Evidence of sums due
In any legal action arising out of this Agreement the certificate of the Bank as to any amount or rate due to the Bank under this Agreement shall, in the absence of manifest error, be prima facie evidence of such amount or rate.
1.5Entire Agreement
This Agreement constitutes the entire agreement between the Bank and the Company in relation to the provisions hereunder, and supersedes any previous agreement, whether express or implied, on the same matter.
1.6Invalidity
If at any time any term of this Agreement is or becomes illegal, invalid or unenforceable in any respect, or this Agreement is or becomes ineffective in any respect, under the laws of any jurisdiction, such illegality, invalidity, unenforceability or ineffectiveness shall not affect:
(a)the legality, validity or enforceability in that jurisdiction of any other term of this Agreement or the effectiveness in any other respect of this Agreement in that jurisdiction; or
46.the legality, validity or enforceability in other jurisdictions of that or any other term of this Agreement or the effectiveness of this Agreement under the laws of such other jurisdictions.

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1.7Amendments
Any amendment to this Agreement shall be made in writing and shall be signed by the parties hereto.

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Schedule 1
Compliance Certificate

To:    European Investment Bank
From:    Nanobiotix
Date:
Subject:    Royalty Agreement between European Investment Bank and Nanobiotix dated 26 July 2018, as amended pursuant to an amendment agreement dated [•] 2022 (the "Royalty Agreement")
__________________________________________________________________________
Dear Sirs,
We refer to the Royalty Agreement. This is a Compliance Certificate. Terms defined in the Royalty Agreement have the same meaning when used in this Compliance Certificate.
We hereby confirm:
(a)[insert information about Net Sales of the Group on the basis of the Group’s consolidated audited financial statements];
47.[insert other information and calculation details of the Royalties to be paid on the next Payment Date ];
Yours faithfully,
For and on behalf of the Company

[legal representative]

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